EXHIBIT 23.3
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated August 22, 2005, relating to the financial statements of Crystal City Courtyard by Marriott, RFS Hotels, and CNL Hotels, which appear in the Current Report on Form 8-K/A of Ashford Hospitality Trust, Inc. dated August 30, 2005.
/s/ PricewaterhouseCoopers LLP
Orlando, Florida
March 10, 2006